Calculation of Filing Fee Tables
S-8
Third Coast Bancshares, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	177,404	$ 26.9148	$ 4,774,793.18	0.0001381	$ 659.40
Total Offering Amounts:						$ 4,774,793.18		$ 659.40
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 659.40
Offering Note
[1]	Shares of Registrant's common stock issuable upon exercise of options outstanding under the Keystone Bancshares, Inc. 2021 Equity Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock that may become issuable under the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock. The price per share was calculated in accordance with Securities Act Rule 457(h) for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 177,404 shares by the weighted average exercise price of the options ($26.9148 per share).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A